Exhibit 99.2

Banc of California Board Independent Investigation Concludes with no Finding of Violation of Law

IRVINE, Calif., (February 9, 2017) – Banc of California, Inc. (the “Company”) (NYSE: BANC) today announced that the Special Committee of its Board of Directors (the “Board”) has received the final report of the independent investigation into previously disclosed blogger allegations. The report concludes that there was no violation of law and that Jason Galanis had no indirect or direct control or undue influence over the Company.

Chairman of the Board Robert D. Sznewajs said, “We are pleased to have this investigation behind us and look forward to continuing to fulfill our mission as California’s Bank.”

As previously reported, on October 18, 2016, an anonymous blog post raised questions about related party transactions and other issues with respect to the Company. Also, as previously disclosed, in response to these allegations, the Board formed a Special Committee which commenced a process to identify and engage an independent law firm to review the allegations. Shortly thereafter, on October 27, 2016, the Company’s independent auditor, KPMG, sent a letter to Mr. Sznewajs in his capacity as Chair of the Company’s Joint Audit Committee (the “KPMG Letter”) raising concerns about allegations of “inappropriate relationships with third parties” and “potential undisclosed related party relationships.”

The Special Committee retained WilmerHale, a law firm with no prior relationship with the Company, to conduct an independent investigation to address certain issues raised by the blog post, and items identified by the Special Committee, as well as questions raised by the KPMG Letter. In accordance with the KPMG Letter, WilmerHale has made a final report to the Special Committee and KPMG and has confirmed its earlier conclusion that the inquiry has not found any violation of law. In addition, as previously stated, contrary to the claims in the blog post, WilmerHale did not find evidence that Jason Galanis has had any direct or indirect control or undue influence over the Company. Furthermore, the inquiry did not find that any loan, related party transaction, or any other circumstance had impaired the independence of any director.

As set forth in the Company’s statement on January 23, 2017, while the Special Committee inquiry did not identify any violation of law, the Special Committee found that a press release issued by the Company on October 18, 2016, contained certain inaccuracies relating to a prior review of issues that were raised in the blog post.

Mr. Sznewajs added: “We’ve taken steps in recent weeks to improve governance and enhance our Board, and we are committed to continuing this effort. We are also well underway with our search for the best internal or external candidate to lead the Company and will provide updates as appropriate.”

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West. The Company was recently recognized by Forbes for the second straight year as one of the 100 Best Banks in America for 2017.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

18500 Von Karman Ave. ● Suite 1100 ● Irvine, CA 92612 ● (949) 236-5250 ● www.bancofcal.com

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:

Banc of California, Inc.	Abernathy MacGregor
Timothy Sedabres, (855) 361-2262	Ian Campbell / Joe Hixson / Kristin Cole (213) 630-6550 idc@abmac.com / jrh@abmac.com / kec@abmac.com